EXHIBIT 99.1

At Xinhua China Ltd.:                                                                                        At The Investor Relations Company:
Alex Helmel                                                                                                      Woody Wallace or Michael Arneth
info@xinhua-china.net                                                                                        wwallace@tirc.com or marneth@tirc.com
(604) 681-3864 ■ (800) 884-3864                                                                   (847) 296-4200

FOR IMMEDIATE RELEASE

XINHUA CHINA LTD. CLOSES SECOND PART
OF $4,000,000 FINANCING

BEIJING, March 27, 2006 - Xinhua China Ltd. (“Xinhua” or the “Company”) (OTC Bulletin Board: XHUA) is pleased to announce that on March 23, 2006, it agreed to sell the remaining $2,750,000 of the $4,000,000 secured convertible debenture financing to to Cornell Capital Partners, LP, an affiliate of Highgate House Funds, Ltd., and an accredited institutional investor.  On March 24, 2006, the Company closed the second $2,000,000 portion of the secured convertible debenture financing pursuant to the Amended and Restated Securities Purchase Agreement based on exemptions from registration as set out in Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.  This agreement follows an initial $1,250,000 in financing closed on December 13, 2005, bringing the total private placement financing under this arrangement to $3,250,000.

On March 23, 2006, the terms of this financing arrangement were modified, whereby the Company, Highgate House, Funds, Ltd. and Cornell Capital Partners, LP entered into an Amended and Restated Securities Purchase Agreement, an Amended and Restated Investor Registration Rights Agreement, and an Amended and Restated Security Agreement, which amended and restated documents completely restate and replace in their entirety the agreements dated November 23, 2005.  In addition, the parties also executed an Amended and Restated Irrevocable Transfer Agent Instructions.

Additionally, on March 23, 2006, the Company, Highgate House Funds, Ltd. and Cornell Capital Partners, LP terminated the Escrow Shares Escrow Agreement and the Escrow Agreement, which resulted in the 20,000,000 shares issued to Highgate House Funds, Ltd. in escrow to be returned to the Company for cancellation.

“Now that we have completed this financing process, we anticipate that this capital will give us additional flexibility in our efforts to modernize the book circulation and distribution business in China,” said Xianping Wang, president and CEO.

Pursuant to the Amended and Restated Investor Registration Rights Agreement, the Company has agreed to file a registration statement registering up to 20,000,000 shares of its common stock, issuable upon conversion of the convertible debentures, up to 1,035,000 shares of its common stock issuable upon the exercise of the warrants and up to 20,000,000 shares of the security stock which may be issued to the selling stockholders if there is an event of default under the secured convertible debentures.

A final $750,000 principal amount secured convertible debenture will be issued to Cornell Capital Partners, LP upon the Securities and Exchange Commission declaring the above referenced registration statement effective.

The aggregate maximum number of shares of common stock that the convertible debenture may be converted into shall be 10,000,000 shares of common stock.  If such maximum conversion limit is reached, then the Company can either increase the maximum amount or redeem the unconverted amount of all of the convertible debentures at 135% of the unconverted amount plus accrued interest.  Interest is payable on the principal amount of the secured convertible debentures outstanding at 2% per annum, compounded monthly.  Xinhua has the right to redeem, with three business days advance written notice, a portion or all outstanding secured convertible debentures at a price of 135% of the face amount redeemed, plus accrued interest. The secured convertible debentures are secured by all of Xinhua’s assets.

The investors have received a fee of $240,000, which is equal to 6% of the aggregate purchase price, of which $216,000 was paid to Highgate House Funds, Ltd. on December 13, 2005 and $24,000 was paid to Yorkville Advisors, LLC at the second closing on March 24, 2006.  In addition, Yorkville Advisors, LLC also received a structuring fee of $5,000 and a due diligence fee of $5,000 with the first closing.  Furthermore, Gottbetter and Partners, LLP received $15,000 in legal fees as counsel to Highgate House Funds, Ltd. in connection with the first closing.

The proceeds from the transaction will be used to fund the business of Xinhua C&D and for general corporate purposes.

About Xinhua
Xinhua is a US publicly traded holding company that, through one of its subsidiaries, Xinhua Publications Circulation & Distribution Co., Ltd., holds a national license for distribution of books and other publications in China.  Xinhua is involved in forming strategy, operating and financing for Xinhua C & D.  Xinhua also interfaces with the worldwide financial communities to inform them of the combined companies' goals and developments.  For more information, please call Mr. Alex Helmel at 1 800 884-3864 ext. 17 or visit its website at http://www.xinhuachina.com.cn.

Safe Harbor Statement
This news release may include forward-looking statements within the meaning of section 27a of the UNITED STATES SECURITIES ACT of 1933, as amended, and section 21e of the UNITED STATES SECURITIES EXCHANGE ACT of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Xinhua’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States private securities litigation reform act of 1995 and involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein.

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